Press Release - For Immediate Release

DANIELLE HUNTER JOINS BERRY CORPORATION AS EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
DALLAS, TX - January 28, 2020 -- (GLOBE NEWSWIRE) -- Berry Petroleum Corporation (NASDAQ:BRY) (“Berry”) today announced it has enhanced its executive team with the addition of Danielle Hunter. Ms. Hunter joined the company on January 28, 2020 as executive vice-president, general counsel and corporate secretary.
"Danielle is a proven leader with several years of experience as general counsel in the energy space," said Trem Smith, Berry’s President and Chief Executive Officer. "I look forward to the perspective and informed legal opinion that she will bring to our executive team as we continue to manage the ever changing regulatory and political landscape while continuing to help create long-term shareholder value.”
Ms. Hunter most recently served as executive vice president, general counsel, corporate secretary and chief risk and compliance officer at C&J Energy Services, Inc., where she provided strategic counsel on a broad range of legal, business and operational matters for the company and its board of directors, including an IPO, several acquisitions, two public mergers, and a successful restructuring. She began her career at Vinson and Elkins in Houston after graduating Magna Cum Laude from Tulane University Law School.
About Berry
Berry is a publicly-traded (NASDAQ:BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at Berry’s website at www.bry.com.
Contact:
Berry Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com